Exhibit 99.1

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS
FINANCIAL RESULTS FOR THE QUARTER
ENDED MARCH 31, 2005

Oak Brook, Illinois  — April 25, 2005  — Great Lakes Dredge & Dock Corporation - The largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, reports earnings for the quarter ended March 31, 2005.

Revenues for the quarter ended March 31, 2005 were $99.9 million compared to $103.9 million for the same period in 2004.  The Company experienced good utilization of its dredging fleet in the first quarter of 2005; however, dredging revenue decreased approximately $8.5 million relative to the first quarter of 2004, primarily as a result of the mix of equipment working on the projects performed in the 2005 period.  This decrease in dredging revenue was offset by a $4.5 million increase in demolition revenues in the 2005 quarter compared to the same period of 2004, reflecting an increase in activity in this segment.   Gross profit margin declined to 7.0% for the quarter ended March 31, 2005 compared to 15.8% for the same quarter of 2004, primarily as a result of lower margins inherent in the dredging projects performed during the 2005 period, given the competitive environment in which they were bid.  For the quarter ended March 31, 2005, the Company incurred $0.9 million of legal expenses related to additional counsel for certain employees that have been interviewed by attorneys from the Department of Justice and subpoenaed to testify before the grand jury, in connection with the grand jury investigation of the U.S. dredging industry that convened in February of 2004.

EBITDA for the quarter ended March 31, 2005 was $5.2 million compared to $14.8 million for the same period in 2004, reflecting the impact of the reduced dredging margins and the additional legal expenses.

Net interest expense for the quarter ended March 31, 2005 increased to $6.3 million, compared to $4.6 million for the same period of 2004, due to a $1.7 million change in the mark-to-market valuation of the Company’s fixed-to-floating interest rate swap from a non-cash interest benefit of $0.7 million for the 2004 quarter to a non-cash interest expense of $1.0 million for the 2005 quarter.

The Company incurred a net loss of $4.7 million for the quarter ended March 31, 2005, as a result of the decreased margins and increased interest and legal expenses, as discussed previously.  This compares to net income of $1.8 million for the quarter ended March 31, 2004.

At March 31, 2005, the Company had total debt of $257.8 million (of which $2.0 million was current), total cash and equivalents of $0.4 million, outstanding performance letters of credit totaling $13.9 million, and revolver borrowing availability of $11.0 million, which availability remains sufficient for all foreseeable operating cash needs.

As a result of the Company’s reduced earnings over recent quarters, the Company’s net worth dropped below the minimum level required in its underwriting and indemnity agreement with its surety company.  The Company has obtained a waiver of this requirement for the quarter ended March 31, 2005 from its surety company.

Dredging backlog at March 31, 2005 totaled $241.7 million, which compares to $280.0 million at December 31, 2004 and $189.2 million at March 31, 2004.  Bidding activity for the first quarter of 2005 continued at a solid pace, with contract awards totaling $215 million, almost half of which related to beach nourishment work, as was anticipated given the severe hurricane season experienced in 2004.  However, the pricing for much of the work bid in this first quarter continued to be extremely cheap, with competitors often bidding well below the Army Corps of Engineers’ allowable estimates.  As a result, the

Company’s share of work awarded in this quarter totaled only 18.5%, as it continued to bid opportunities with more reasonable margins.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 16% of its revenues over the last three years.  Great Lakes is a leader in each of the U.S. markets in which it competes: capital, maintenance and beach nourishment dredging.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 115-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or another comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.

Results for the quarters ended March 31, 2005 and 2004 were:

	Quarter ended March 31,
	2005	2004
	(unaudited)

Revenues	$99.9	$103.9

Gross profit	$7.0	$16.4

General and administrative	(6.7)	(7.1)
Amortization of intangible assets	(0.2)	(1.8)
Subpoena-related expenses	(0.9)	—

Operating income (loss)	$(0.8)	$7.5

Net income (loss)	$(4.7)	$1.8

Adjusted for:
Interest expense, net	6.3	4.6
Income tax expense (benefit)	(2.5)	1.3
Depreciation and amortization	6.1	7.1

EBITDA	$5.2	$14.8

Net cash flows from operating activities	$(1.6)	$9.3

The company conducts a quarterly conference call, which is accessible to all investors and other interested parties.  The conference call will be held on Tuesday, April 26, 2005 at 2:00 p.m., C.S.T.  The call in number is 877-236-1078 and the conference identification code is GLDD.   The conference call will be available by replay for two weeks, by calling 800-753-4606.